Exhibit 99.(a)(1)(M)

FORM OF EMAIL ANNOUNCING COMPLETION OF TENDER OFFER AND RESTRICTIONS ON

EXERCISE OF OPTIONS

From:	Sandra Sussman
Date:	Wednesday, October 03, 2007
To:	[Name]
Subject:	Offer to Amend Eligible Options—IMPORTANT FOLLOW-UP REMINDER!
Importance:	High

The Offer to Amend Eligible Options has expired, as of 11:59 p.m. Eastern Time on October 1, 2007. We have accepted your election to amend your eligible options and a Final Confirmation Statement is on its way to you via regular mail.

Please note that, as explained in the Offering Memorandum, your options that are the subject of this Offer are not exercisable and will not be for up to ten business days from the Expiration Time while we process in our stock option database the amendments to your eligible options. We will notify you when the process is complete. Remember that any exercise of your stock options must comply with the ACAS Insider Trading Policy and any interim blackout periods during which cashless exercises and sales to cover are not permitted. Additionally, you may not exercise any unvested portions of your stock options.

Please don’t hesitate to contact me if you have any questions.